UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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1st Constitution Bancorp
(Name of Registrant as Specified In Its Charter)

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1ST CONSTITUTION BANCORP
P.O. Box 634
2650 Route 130 North
Cranbury, New Jersey 08512

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD THURSDAY, MAY 26, 2011

To Our Shareholders:

The 2011 Annual Meeting of Shareholders of 1st Constitution Bancorp will be held on Thursday, May 26, 2011 at 3:00 p.m. Eastern Time at the Forsgate Country Club, 375 Forsgate Drive, Monroe Township, New Jersey.

At the Annual Meeting, shareholders will be asked to consider and vote upon the following matters:

1.	The election of two directors to the Company’s Board of Directors;

2.	The ratification of the selection of ParenteBeard LLC as the Company’s independent registered public accounting firm for the 2011 fiscal year; and

3.	The conduct of other business if properly raised.

Shareholders of record at the close of business on April 7, 2011 are entitled to notice of, and to vote at, the Annual Meeting.  Whether or not you contemplate attending the Annual Meeting, we suggest that you promptly execute the enclosed proxy and return it to the Company. You may revoke your proxy at any time prior to the exercise of the proxy by delivering to the Company a later-dated proxy or by delivering a written notice of revocation to the Company.

The Board of Directors of the Company believes that the election of the nominees and the proposals being submitted to the shareholders are in the best interest of the Company and its shareholders and urges you to vote in favor of the nominees and the proposals.

Important notice regarding the availability of proxy materials for the 2011 Annual Meeting of Shareholders: The Proxy Statement for the 2011 Annual Meeting of Shareholders and 2010 Annual Report to Shareholders are available at: http://www.cfpproxy.com/4584.

By Order of the Board of Directors

ROBERT F. MANGANO
President and Chief Executive Officer

Cranbury, New Jersey
April 26, 2011

YOUR VOTE IS IMPORTANT

To assure your representation at the Annual Meeting, please vote your proxy as promptly as possible, whether or not you plan to attend the Annual Meeting.  The prompt return of proxies will save the Company the expense of further requests for proxies to ensure a quorum at the Annual Meeting. A stamped self-addressed envelope is enclosed for your convenience.

1ST CONSTITUTION BANCORP
P.O. Box 634
2650 Route 130 North
Cranbury, New Jersey 08512

PROXY STATEMENT FOR ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD ON MAY 26, 2011

GENERAL PROXY STATEMENT INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of 1st Constitution Bancorp (the “Company”), for use at the 2011 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 26, 2011, at 3:00 p.m. Eastern Time, at the Forsgate Country Club, 375 Forsgate Drive, Monroe Township, New Jersey.

The first date on which this proxy statement and the enclosed form of proxy are being sent to the shareholders of the Company is on or about April 26, 2011.

The Company’s principal executive office is P.O. Box 634, 2650 Route 130 North, Cranbury, New Jersey 08512.  1st Constitution Bank is a wholly-owned subsidiary of the Company and is sometimes referred to as the “Bank.”

Outstanding Securities and Voting Rights and Procedures

The Board of Directors fixed the close of business of the Company (5:00 p.m. Eastern Time) on April 7, 2011 as the record date and time for determining shareholders entitled to notice of, and to vote at, the Annual Meeting.  Only shareholders of record as of that date and hour will be entitled to notice of, and to vote at, the Annual Meeting.

On the record date, there were 4,802,150 shares of common stock of the Company outstanding and eligible to be voted at the Annual Meeting. Each share is entitled to one vote on each matter properly brought before the Annual Meeting.  Other than Company common stock, there are no other outstanding securities of the Company entitled to vote at the Annual Meeting.

If the enclosed proxy card is properly signed by a shareholder and is not revoked, the shares represented thereby will be voted at the Annual Meeting in the manner specified on the proxy. However, if a proxy solicited by the Board of Directors does not specify how it is to be voted, it will be voted as the Board recommends, that is, (a) “FOR” the election of the two nominees for director named in this proxy statement; (b) “FOR” the ratification of the selection of ParenteBeard LLC as the Company’s independent registered public accounting firm for the 2011 fiscal year; and (c) in connection with the conduct of other business, if properly raised, in accordance with the judgment of the person or persons voting the proxy. If, for any reason, either nominee for director is unable or unavailable to serve or for good cause will not serve, an event that we do not anticipate, the shares represented by the accompanying proxy will be voted for a substitute nominee designated by the Board or the size of the Board may be reduced.

If any other matters are properly presented at the Annual Meeting for consideration, such as consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote, unless the shareholder otherwise specifies in the proxy.  At the date of this proxy statement, we do not anticipate that any other matters will be raised at the Annual Meeting.

Required Vote

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.

Certain proposals, such as the ratification of the appointment of auditors, are considered “routine” matters and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions. For “non-routine” proposals, such as the election of directors, brokers may not vote on the proposals unless they have received voting instructions from the beneficial owner.

The affirmative vote of a plurality of the votes cast at the Annual Meeting is required to elect a director and the affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the selection of ParenteBeard LLC as the Company’s independent registered public accounting firm for the 2011 fiscal year.  Thus, an abstention or a broker non-vote will have no effect on the outcome of the vote on the election of a director or the ratification of the appointment of the Company’s independent registered public accounting firm at the Annual Meeting.

Election inspectors appointed for the Annual Meeting will tabulate the votes cast by proxy or in person at the meeting. The election inspectors will determine whether or not a quorum is present. Votes will NOT be considered cast if the shares are not voted for any reason, including an abstention indicated as such on a written proxy or ballot, if directions are given in a written proxy to withhold votes, or if the votes are withheld by a broker.

Revocability of Proxies

Any shareholder giving a proxy has the right to attend and vote at the Annual Meeting in person. If your shares are held in the name of a bank, broker, or other holder of record, you must obtain a proxy executed in your favor from the holder of record to be able to vote at the Annual Meeting. If you submit a proxy and then wish to change your vote, you will need to revoke the proxy that you have submitted. You can revoke your proxy at any time before it is exercised by voting in person at the Annual Meeting or by delivery of a properly executed, later-dated proxy or a written revocation of your proxy. A later-dated proxy or written revocation must be received before the meeting by the Corporate Secretary of the Company, at P.O. Box 634, 2650 Route 130 North, Cranbury, New Jersey 08512, or it must be delivered to the Corporate Secretary at the Annual Meeting before proxies are voted.

Multiple Copies of Annual Report and Proxy Statement

When more than one holder of Company common stock shares the same address, we may deliver only one annual report and one proxy statement to that address unless we have received contrary instructions from one or more of those shareholders.  Similarly, brokers and other intermediaries holding shares of Company common stock in “street name” for more than one beneficial owner with the same address may deliver only one annual report and one proxy statement to that address if they have received consent from the beneficial owners of the stock.

We will deliver promptly, upon written or oral request, a separate copy of the annual report and proxy statement to any shareholder, including a beneficial owner of stock held in “street name,” at a shared address to which a single copy of either of those documents was delivered.  You may make such a request in writing to Joseph M. Reardon, Senior Vice President and Treasurer, 1st Constitution Bancorp, at P.O. Box 634, 2650 Route 130 North, Cranbury, New Jersey 08512, or by calling Mr. Reardon at (609) 655-4500. This proxy statement and the annual report are available at: http://www.cfpproxy.com/4584.

You may also contact Mr. Reardon at the address or telephone number above if you are a shareholder of record of the Company and you wish to receive a separate annual report or proxy statement, as applicable, in the future, or if you are currently receiving multiple copies of our annual report and proxy statement and want to request delivery of a single copy in the future. If your shares are held in “street name” and you want to increase or decrease the number of copies of our annual report and proxy statement delivered to your household in the future, you should contact the broker or other intermediary who holds the shares on your behalf.

Solicitation of Proxies

This proxy solicitation is being made by the Board. The cost of the solicitation will be borne by the Company.  In addition to the use of the mails, proxies may be solicited personally or by telephone, facsimile, email, or other electronic means by officers, directors and employees of the Company.  We will not specially compensate those persons for such solicitation activities.  Although we do not expect to do so, we may retain a proxy-soliciting firm to assist us in soliciting proxies.  If so, we would pay the proxy-soliciting firm a fee and reimburse it for certain out-of-pocket expenses. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of common stock held of record by such persons, and we will reimburse such persons for their reasonable expenses incurred in forwarding the materials.

Smaller Reporting Company

The Company has elected to prepare this proxy statement and other annual and periodic reports as a “smaller reporting company” consistent with rules of the Securities and Exchange Commission (the “SEC”) effective February 4, 2008.

ITEM 1 - ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three separate classes of directors, designated as Class I, Class II, and Class III.  Directors in Class I are serving a three-year term which expires in 2012; directors in Class II are serving a three-year term which expires in 2013; and the directors in Class III are serving a three-year term which expires in 2011, and in each case until their successors are duly elected and qualified.  At each annual meeting, one class of directors will be elected for terms of three years to succeed those directors in the class whose terms then expire.

The Company’s certificate of incorporation requires each class of directors to consist as nearly as possible of one-third of the authorized number of directors.  In the event that a nominee stands for election as a director at an annual meeting as a result of an increase by the Board of Directors of the authorized number of directors and such nominee is to serve in a class of directors whose term is not expiring at such annual meeting, the nominee, if elected, may stand for an initial term expiring concurrent with the expiration of the term of the directors in the class to which such nominee is elected as a director.

The director nominees for election at the Annual Meeting are the two nominees for election as Class III directors, John P. Costas and Robert F. Mangano, who, if elected, will serve a three-year term expiring in 2014 and until their successors are duly elected and qualified.

The number of nominees was determined by the Board of Directors pursuant to the Company’s by-laws.  If, for any reason, either nominee for director is unable or unavailable to serve or for good cause will not serve, the shares represented by the accompanying proxy will be voted for a substitute nominee designated by the Board or the size of the Board may be reduced.  The Board believes that the named nominees are available, and, if elected, will be able to serve.

DIRECTORS AND EXECUTIVE OFFICERS

The following tables set forth (i) the name, age and class of the nominees for election to director, the names, ages and classes of the directors whose terms extend beyond 2011 and the name and age of the executive officer of the Company who does not also serve as director of the Company, (ii) the other positions and offices presently held by such persons with the Company, if any, (iii) the period during which such persons have served on the Board of Directors, if applicable, (iv) the expiration of each director’s term as director and (v) the principal occupations and employment of such persons during the past five years. Additional biographical information for each person follows the tables.

NOMINEES FOR ELECTION AT 2011 ANNUAL MEETING

Name and Position with the Company, if any	Age	Class	Director Since	Expiration of Term	Principal Occupation

John P. Costas	54	III	--	--	Chairman of PrinceRidge LLC

Robert F. Mangano, Director, President and Chief Executive Officer	65	III	1999	2011	President and Chief Executive Officer, 1st Constitution Bank/Cranbury, New Jersey

Set forth below are the names of, and certain biographical information regarding, the director nominees.

John P. Costas has been Chairman of PrinceRidge LLC, a financial services firm, since 2009.  Mr. Costas was with UBS, a financial services firm, from 1996 to 2007. During his tenure at UBS, Mr. Costas held various positions including Deputy CEO of UBS A.G., Chairman and CEO of the UBS Investment Bank and Chairman and CEO of Dillon Read Capital Management LLC.  Mr. Costas was a member of the UBS Group Executive Board from 2001 to 2005. Prior to joining UBS, Mr. Costas was with CS First Boston Corporation from 1981 to 1996. While at CS First Boston Corporation, Mr. Costas held several positions including Co-Global Head of the Fixed Income Division. Mr. Costas has a BA from the University of Delaware and an MBA from the Tuck School at Dartmouth College. Mr. Costas has served as a director of DB Brown & Co. since 2008 and as a director of Sousopete LLC since 2005. Additionally, Mr. Costas is a former member of the Tuck School Board of Overseers, the Villanova Business School Advisory Board, the A Better Chance National Board and a former NYSE advisory board member.

Mr. Costas is qualified to serve on our Board of Directors because of his decades of experience in the financial industry.  Mr. Costas brings extensive financial experience to the Board as chief executive officer with two different financial services companies and his prior affiliation with UBS where he had broad banking and credit management responsibilities.

Robert F. Mangano is the President and Chief Executive Officer of the Company and of the Bank. Prior to joining the Bank in 1996, Mr. Mangano was President and Chief Executive Officer of Urban National Bank, a community bank in the northern part of New Jersey for a period of three years and a Senior Vice President of another bank for one year. Prior to such time, Mr. Mangano held a senior position with Midlantic Corporation for 21 years. Mr. Mangano is Treasurer of the Englewood Hospital Medical Center and serves as Trustee of the Board of Englewood Hospital Medical Center, as well as being Chairman of the Finance Committee and the Compensation Committee.

Mr. Mangano is qualified to serve on our Board of Directors because of his business skills and experience, his extensive knowledge of financial and operational matters acquired from a long and illustrious career working for several banks in increasingly senior roles and leadership positions, and his deep understanding of the Company’s and the Bank’s people and products that he has acquired in over 14 years of service.

DIRECTORS WHOSE TERMS EXTEND BEYOND THE 2011 ANNUAL MEETING

Name and Position with the Company, if any	Age	Class	Director Since	Expiration of Term	Principal Occupation

Charles S. Crow, III, Chairman of the Board	61	I	1999	2012	Attorney, Crow & Associates, Princeton, New Jersey

David C. Reed, Director	60	I	2004	2012	CEO, Mapleton Nurseries/ Kingston, New Jersey and Managing Director, Reed & Company/Princeton, New Jersey

William M. Rue, Director and Corporate Secretary	63	II	1999	2013	President, Rue Insurance/Trenton, New Jersey and President, Rue Financial Services, Inc./Trenton, New Jersey

Frank E. Walsh, III, Director	44	II	1999	2013	Vice President, Jupiter Capital Management Partners, LLC/Morristown, New Jersey

Set forth below are the names of, and certain biographical information regarding, the directors of the Company whose terms extend beyond the 2011 Annual Meeting.

Charles S. Crow, III has served as the Chairman of the Board of the Company and of the Bank since March 2005.  From February 2000 until May 2005, Mr. Crow served as corporate secretary of the Company. Mr. Crow is a partner in the law firm of Crow & Associates in Princeton, New Jersey. From January 1, 1992 to November 30, 1998, Mr. Crow was a partner in the law firm of Crow & Tartanella in Somerset, New Jersey.   Mr. Crow serves as a director and member of the audit committee of each of Robeco-Sage Triton Fund, L.L.C. and Robeco-Sage Multi-Strategy Fund, L.L.C., each of which is a closed-end, non-diversified, management investment company that is registered under the Investment Company Act of 1940, as amended.  Mr. Crow is also a director of Robeco-Sage Capital International Ltd., Otus Fund Ltd., Siena Partners, Ltd., Blenheim Commodity Fund, Ltd., Blenheim Global Markets Fund, Ltd., Perennial Investors, Ltd. and Investor Analytics LLC.

Mr. Crow is qualified to serve on our Board of Directors because of his education, his business skills and expertise, and his extensive legal knowledge, acquired through the years from private legal practice as well as service on other boards.

David C. Reed is a Certified Public Accountant with senior executive experience. Mr. Reed has been the Chief Executive Officer, principal owner, and co-founder of Mapleton Nurseries, a wholesale nursery specializing in container-grown native and ornamental trees and shrubs in Kingston, New Jersey since 1998, and has served as Managing Director of Reed & Company, a privately held wealth management and consulting firm in Princeton, New Jersey since 1995. Since 2005, Mr. Reed has served as director and chair of the audit committee of Robeco-Sage Triton Fund, L.L.C. and Robeco-Sage Multi-Strategy Fund, L.L.C., each of which is a closed-end, non-diversified, management investment company that is registered under the Investment Company Act of 1940, as amended.

Mr. Reed is qualified to serve on our Board of Directors because of his accounting skills and his extensive experience with policy development and implementation, establishment and management of international operations, financial and tax planning, risk management, and systems analysis and development.  These skills and expertise are the result of his training in accounting, his work experience in which he serves as chief executive officer and his service on other boards.

William M. Rue has been President of Rue Insurance, an insurance agency, and Rue Financial Services, Inc., a financial services provider, each of which has its principal office in Trenton, New Jersey, since 1969 and 2002, respectively.  Mr. Rue is also a director of Selective Insurance Group, Inc. Mr. Rue has been a Chartered Property Casualty Underwriter since 1972 and an Associate in Risk Management since 1994. Mr. Rue also serves as a trustee of Rider University, a director of the Robert Wood Johnson University Hospital at Hamilton and a director of the Robert Wood Johnson University Hospital at Hamilton Foundation. Mr. Rue is a Chartered Property Insurance Underwriter (CPCU), an Associate in Risk Management (ARM) and a Certified Insurance Counselor (CIC).

Mr. Rue is qualified to serve on our Board of Directors and brings valuable insight to our Board of Directors as a result of his broad range of business skills and his insurance and financial literacy and expertise. Mr. Rue honed these skills and expertise during his long and successful business career, in which he served as president of an insurance company and president of a financial services provider, as well as his service on non-profit boards of directors.

Frank E. Walsh, III has been a Vice President of Morristown, NJ Jupiter Capital Management Partners, LLC since 1990.  Jupiter and its affiliates invest in a wide variety of public and private securities on behalf of their clients.  Mr. Walsh was a founding partner of WR Capital Partners, LLC.  WR is a private equity investment partnership and a successor to Wesray Capital, which Mr. Walsh joined in 1990.  Prior to joining Wesray, Mr. Walsh was an analyst at Kidder, Peabody, Inc. in New York City.  Mr. Walsh serves as a director of Galvin Flying Services, Inc., a Seattle WA based aviation services company.  In addition, he serves as a director and audit committee member for World Point Holdings, which operates petroleum storage facilities primarily in North America.

Mr. Walsh is qualified to serve on our Board of Directors because of his business skills and experience, executive leadership expertise and investment acumen developed during his long career at Jupiter Capital Management Partners, LLC and WR Capital Partners, LLC, and his service on other boards.

Directors

No director of the Company other than Messrs. Crow, Reed and Rue is also currently a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any company registered as an investment company under the Investment Company Act of 1940.

All of the above directors of the Company also serve as directors of the Bank.

EXECUTIVE OFFICER WHO IS NOT A DIRECTOR

Name and Position with the Company	Age	Principal Occupation

Joseph M. Reardon, Senior Vice President and Treasurer	58	Senior Vice President and Treasurer 1st Constitution Bank/Cranbury, New Jersey

Set forth below is the name of, and certain biographical information regarding, an executive officer of the Company who does not serve as a director of the Company.

Joseph M. Reardon is the Senior Vice President and Treasurer of the Company and the Bank. Prior to joining the Bank in May 2000, Mr. Reardon held financial executive positions with a number of firms including, most recently, 13 years with B.M.J. Financial Corp., a bank holding company until April 1997.  Mr. Reardon briefly retired from April 1997 to April 1998. Mr. Reardon came out of retirement to serve as chief financial officer of the New Jersey State Aquarium at Camden, a position held by Mr. Reardon until April 2000.

Recommendation and Vote Required

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

A director will be elected by a plurality of the votes cast at the 2011 Annual Meeting, whether in person or by proxy.

ITEM 2 - RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected ParenteBeard, LLC (“ParenteBeard”) as the Company’s independent auditors for the 2011 fiscal year.  ParenteBeard has served as the Company’s independent registered public accounting firm since October 2, 2009, and its predecessor firm, Beard Miller Company LLP (“Beard Miller”) served as the Company’s independent registered public accounting firm since April 22, 2008.

On October 1, 2009, the Company was notified that the audit practice of Beard Miller, an independent registered public accounting firm, was combined with ParenteBeard in a transaction pursuant to which Beard Miller combined its operations with ParenteBeard and certain of the professional staff and partners of Beard Miller joined ParenteBeard either as employees or partners of ParenteBeard.  On October 1, 2009, Beard Miller resigned as the auditors of the Company and, on October 2, 2009, with the approval of the Audit Committee of the Board of Directors, ParenteBeard was engaged as its independent registered public accounting firm. The audit report of Beard Miller on the Company’s consolidated financial statements as of and for the year ended December 31, 2008 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the period from initial engagement on April 22, 2008 through October 1, 2009, the date of Beard Miller’s resignation, there were (1) no disagreements with Beard Miller on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Beard Miller, would have caused them to make reference to such disagreement in any future reports and (2) no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

Prior to engaging ParenteBeard, the Company did not consult with ParenteBeard regarding (i) the application of accounting principles to a specific completed or proposed transaction or regarding the type of audit opinions that might be rendered by ParenteBeard on the Company’s financial statements, and ParenteBeard did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K).

In addition to selecting ParenteBeard as the Company’s independent registered public accounting firm for the Company’s 2011 fiscal year, the Audit Committee has directed that management submit the selection of independent registered public accounting firm for ratification by the Company’s shareholders at the Annual Meeting.

One or more representatives of ParenteBeard are expected to be present at the Annual Meeting.  The representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Shareholder ratification of the selection of ParenteBeard as the Company’s independent registered public accounting firm is not required by the Company’s by-laws or otherwise. However, the Board is submitting the selection of ParenteBeard to shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Unless contrary instructions are given, the shares of common stock represented by the proxies being solicited will be voted “FOR” the ratification of the selection of ParenteBeard as the Company’s independent registered public accounting firm for the Company’s 2011 fiscal year.

  Principal Accounting Fees and Services

The Sarbanes-Oxley Act of 2002 and the SEC auditor independence rules require all public accounting firms that audit issuers to obtain pre-approval from their respective audit committees in order to provide professional services without impairing independence.

The fees billed by the Company’s independent registered public accounting firm relating to the 2010 and 2009 fiscal years were as follows:

Type of Service	2010(1)	2009(2)
Audit Fees(3)	$127,479	123,957
Audit-Related Fees	--	--
Tax Fees (4)	22,831	38,696
All Other Fees (5)	15,000	--
Total	$165,310	164,653

(1)	Consists of fees billed by ParenteBeard for the year ended December 31, 2010.

(2)
Consists of fees billed by ParenteBeard for the year ended December 31, 2009. ParenteBeard served as the Company’s independent registered public accounting firm since October 2, 2009, and its predecessor firm, Beard Miller served as the Company’s independent registered public accounting firm since April 22, 2008.

(3)
Includes fees for professional services rendered for the audit of the Company’s annual consolidated financial statements and review of consolidated financial statements included in Forms 10-Q, including out-of-pocket expenses.

(4)	Comprised of services for tax compliance.

(5)	Comprised of services for XBRL compliance.

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee established policies and procedures under which all audit and non-audit services performed by the Company’s principal accountants must be approved in advance by the Audit Committee.  As provided in the Sarbanes-Oxley Act, all audit and non-audit services to be provided after May 6, 2003 must be pre-approved by the Audit Committee in accordance with these policies and procedures.

All services described above were approved in accordance with the Audit Committee’s Pre-Approval policy described directly below.

Audit Committee Pre-Approval Procedures

The Audit Committee has adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by the Company’s independent registered public accounting firm.  The policy requires that all services to be performed by the Company’s independent registered public accounting firm, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee.  The policy permits the Audit Committee to delegate pre-approval authority to one or more members, provided that any pre-approval decisions are reported to the Audit Committee at its next meeting.  Specific services being provided by the independent registered public accounting firm are regularly reviewed in accordance with the pre-approval policy.  At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm, and management may present additional services for approval.  Since the May 6, 2003 effective date of the SEC rules applicable to services being provided by the independent accountants, each new engagement of the Company’s independent registered public accounting firm has been approved in advance by the Audit Committee.

Recommendation and Vote Required

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PARENTEBEARD LLC AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY’S 2011 FISCAL YEAR.

The affirmative vote of the majority of votes cast is required to ratify the Board’s selection of the Company’s independent registered public accounting firm.

CORPORATE GOVERNANCE

General

The Company is committed to establishing sound principles of corporate governance which promote honest, responsible and ethical business practices.  The Company’s corporate governance practices are actively reviewed and evaluated by the Board of Directors and, if requested by the Board of Directors, the Nominating and Corporate Governance Committee of the Board of Directors.  This review includes comparing the Board’s current governance policies and practices with those suggested by authorities active in corporate governance as well as the practices of other public companies.  Based upon this evaluation, the Board has adopted those policies and practices that it believes are the most appropriate corporate governance policies and practices for the Company.

Board Leadership Structure and Role in Risk Oversight

The Board is composed of Charles S. Crow, III (Chairman), Robert F. Mangano, David C. Reed, William M. Rue and Frank E. Walsh, III.  Mr. Mangano is the President and Chief Executive Officer of the Company and of the Bank.  We have employed the same basic leadership structure since prior to the time that we became an SEC reporting company in 2001. We separate the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles. The Chief Executive Officer is responsible for implementing the strategic goals of the Company and for the day to day leadership, operations and performance of the Company, while the Chairman of the Board provides strategic guidance to the Chief Executive Officer, presides over meetings of the full Board and, if the Chairman is independent, presides over executive sessions of the independent directors and chairs meetings of stockholders.

Our Audit Committee is primarily responsible for overseeing the Company’s risk management processes, and undertakes in its charter to discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.  The committee meets periodically with management to discuss policies with respect to risk assessment and risk management and to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. Each of our other Board committees also considers the risk within its area of responsibilities. For example, our Compensation Committee considers the risks that may be implicated by our executive compensation programs.

While our Audit Committee oversees the Company’s risk management processes with input from our Board, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

Committee Memberships

There are three standing committees of the Board of Directors: the Audit Committee (the “Audit Committee”); the Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”); and the Compensation Committee (the “Compensation Committee”).  The table below provides current membership for each of the Board committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Charles S. Crow, III	X	X	X
David C. Reed	X*	X	X
William M. Rue	X	X	X*
Frank E. Walsh, III	X	X*	X

X = Committee member; * = Chairman

Director and Nominee Independence

The Board of Directors has determined that a majority of the directors and all current members of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are “independent” within the meaning of the Nasdaq independence standards, that the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Exchange Act and that each member of the Compensation Committee is an “outside director” within the meaning of Regulation 1.162-27 under Section 162(m) (“Code Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”) and is a  “non-employee director” within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act (“Exchange Act Rule 16b-3”).

The Board has affirmatively determined that each of Messrs. Crow, Reed, Rue, Walsh and Costas has no material relationship with the Company affecting his independence as a director and that each is “independent” within the meaning of the independence standards established by Nasdaq.  In making each of these independence determinations, the Board considered and broadly assessed, from the standpoint of materiality and independence, all of the information provided by each director and nominee in response to detailed inquiries concerning his independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with the Company and considered the deposit and other banking relationships with each director.  In making the independence determinations, the Board also considered the following relationships: (i) with respect to Mr. Rue, the Board considered the fact that Rue Insurance, which is owned and controlled by Mr. Rue, acts as the Company’s insurance broker and that Mr. Rue owns 25% of a real estate partnership which has a loan from the Bank that is secured by a mortgage in favor of the Bank on property owned by the partnership; (ii) with respect to Mr. Crow, the Board considered the fact that certain entities owned or controlled by Mr. Crow are customers of, and conduct banking transactions with, the Bank in the ordinary course of business on customary terms.   These transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Audit Committee

 The Audit Committee is comprised of Messrs. David C. Reed (Chairman), Charles S. Crow, III, William M. Rue and Frank E. Walsh, III.  The Audit Committee serves as a communication point among non-Audit Committee directors, internal auditors, the independent accountants and Company management as their respective duties relate to financial accounting, financial reporting and internal controls. The Audit Committee assists the Board of Directors in fulfilling its responsibilities with respect to accounting policies, internal controls, financial and operating controls, standards of corporate conduct and performance, financial reporting practices and sufficiency of auditing.

The principal functions of the Audit Committee include:

•	assisting the Board in the oversight of the integrity of the Company’s financial statements and its financial reporting processes and systems of internal controls;

•	overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements; and

•
appointing and retaining, compensating and overseeing the work of any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

The Board has determined that all Audit Committee members are able to read and understand financial statements and at least one member has accounting or related financial management expertise in accordance with the applicable Nasdaq rules. The Board has also determined that David C. Reed qualifies as an “audit committee financial expert” and he serves as the Company’s “audit committee financial expert.”  No member of the Audit Committee received any compensation from the Company during fiscal 2010 other than compensation for services as a director.

The Audit Committee charter is not available to security holders on the Company’s website.  The Audit Committee charter was included as Appendix A to the definitive proxy statement for the Company’s 2010 Annual Meeting of Shareholders filed with the SEC on April 27, 2010.

Report of the Audit Committee

The Audit Committee of the Company is comprised of four independent directors appointed by the Board of Directors, each of whom is independent for purposes of audit committee membership under applicable Nasdaq and SEC rules.  The Audit Committee operates under the Audit Committee charter, which was adopted in March 2004.  The Audit Committee charter provides that the Audit Committee shall have the sole authority to appoint or replace the Company’s independent registered public accounting firm.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.  The Company’s independent registered public accounting firm performs an annual independent audit of the financial statements and expresses an opinion on the conformity of those financial statements with generally accepted accounting principles in the United States of America.  The Audit Committee’s responsibility is to monitor and oversee these processes and report its findings to the full Board.  The Audit Committee assists the Board in monitoring:

•	the integrity of the financial statements of the Company;

•	the independent registered public accounting firm’s qualifications and independence;

•	the performance of the Company’s internal audit function and independent registered public accounting firm; and

•	the compliance by the Company with legal and regulatory requirements.

The Audit Committee reviews the results of the Company’s audit, of its interim quarterly reviews, the overall quality of the Company’s accounting policies and other required communications, including those described in Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.  The Company’s independent registered public accounting firm assists management, as necessary, in updating the Audit Committee concerning new accounting developments and their potential impact on the Company’s financial reporting.  The Audit Committee also meets five times a year with the Company’s independent registered public accounting firm without management present.

The Audit Committee reviews and discusses with management the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations.  The Audit Committee also meets with Company management, without the Company’s independent registered public accounting firm present, to discuss management’s evaluation of the performance of the independent registered public accounting firm.

With respect to fiscal 2010, the Audit Committee:

•	met with management and ParenteBeard LLC (“ParenteBeard”) and reviewed and discussed the Company’s audited financial statements and discussed significant accounting issues;

•	periodically met with management to review and discuss quarterly financial results;

•	discussed with ParenteBeard the scope of its services, including its audit plan;

•	reviewed the Company’s internal control processes and procedures;

•
discussed with ParenteBeard the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB in Rule 3200T;

•
received and reviewed the written disclosures and letter from ParenteBeard required by applicable requirements of the PCAOB regarding ParenteBeard’s communications with the audit committee concerning independence, and discussed with ParenteBeard its independence from management and the Company; and

•	reviewed and approved all audit and non-audit services provided by ParenteBeard during fiscal 2010.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

Members of the Audit Committee

DAVID C. REED (Chairman)
CHARLES S. CROW, III
WILLIAM M. RUE
FRANK E. WALSH, III

Compensation Committee

The Compensation Committee is comprised of Messrs. Frank E. Walsh, III (Chairman), Charles S. Crow, III,  David C. Reed and William M. Rue, each of whom has been determined by the Board to be “independent” within the meaning of the Nasdaq independence standards, and each of whom is an “outside director” within the meaning of Code Section 162(m) and is a  “non-employee director” within the meaning of Exchange Act Rule 16b-3.

The Compensation Committee reviews and approves the compensation arrangements for the Company’s executives and outside directors.  The Compensation Committee administers the Company’s equity incentive plans and makes awards pursuant to those plans.

No Compensation Committee member participates in any of the Company’s employee compensation programs.  The Board has determined that none of the current Compensation Committee members has any material business relationships with the Company.

The Compensation Committee charter is not available to security holders on the Company’s website.  The Compensation Committee charter was included as Appendix B to the definitive proxy statement for the Company’s 2010 Annual Meeting of Shareholders filed with the SEC on April 27, 2010.

Role of the Compensation Committee

The Compensation Committee is appointed by the Board of Directors.  Subject to the final review and approval by the Board, the Compensation Committee evaluates, determines and approves the compensation of the Company’s Chief Executive Officer, its principal accounting officer and outside directors.  The Compensation Committee administers the Company’s equity plans.  The Compensation Committee also has overall responsibility for monitoring, on an ongoing basis, the executive compensation policies, plans and programs of the Company.  The Compensation Committee may delegate its authority relating to non-employee director compensation to a subcommittee consisting of one or more members when appropriate.

Compensation Committee Process and Role of Management

The Compensation Committee generally holds two regularly scheduled in-person meetings a year and additional meetings as appropriate either in person or by telephone.  Generally, the Compensation Committee chair works with management in establishing the agenda for Compensation Committee meetings.  Management also prepares and submits information during the course of the year for the consideration of the Compensation Committee, such as management’s proposed recommendations to the Compensation Committee for performance measures and proposed financial targets, management’s proposed recommendations to the Compensation Committee for salary increases, management’s performance evaluations of executive officers, and other data and information, if requested by the Compensation Committee.

Although many of the compensation decisions are made during the Compensation Committee’s annual review process, the compensation planning process spans throughout the year.  Subject to the final review and approval by the Board, the Compensation Committee reviews and approves the Company’s goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives at least once per year and determines the Chief Executive Officer’s compensation level based on this evaluation.  The Chief Executive Officer is not present during voting or deliberations with respect to his compensation.  On an annual basis, the Compensation Committee also reviews and approves base salary, annual incentive compensation and long-term equity-based compensation of the other executive officer of the Company.

Risk Assessment of Compensation Programs

The Compensation Committee discusses, evaluates and reviews with the Company’s senior risk officer all of our employee compensation programs in light of the risks posed to us by such programs and how to limit such risks and to assess whether any aspect of these programs would encourage any employees to manipulate reported earnings to enhance their compensation and assess whether any aspect of these programs would encourage the Company’s senior executive officers to take any unnecessary or excessive risks that could threaten the value of the Company.  Included in the analysis are such factors as (i) the appropriate levels of “fixed” and “variable” or “at risk” compensation, (ii) the  appropriate levels of long-term incentive compensation between service-based and performance-based compensation, and (iii) the risk and performance criteria, if any, attached to the awards under employee compensation plans.

Compensation Committee Advisors

The Compensation Committee charter grants the Compensation Committee full authority to engage compensation consultants and other advisors to assist it in the performance of its responsibilities.  A compensation consultant retained by the Compensation Committee reports directly to the Compensation Committee.

The Compensation Committee relies on management and outside advisers for staff work and technical guidance in conducting its affairs. It retains full authority to engage independent third party advisers.  In 2010, the Board engaged I.F.M. Group, Inc. (the “Compensation Consultant”) to act as the compensation consultant to the Compensation Committee to conduct independent studies and provide recommendations with respect to the compensation of the Chief Executive Officer of the Company.  The Compensation Consultant’s primary role with the Company is as independent adviser to the Compensation Committee on matters relating to the Chief Executive Officer’s compensation. The services the Compensation Consultant provided in 2010 included (i) reviewing past awards made to the Chief Executive Officer of the Company, the financial results of the Company, base salary and annual bonus (total cash compensation) at the average, median, 75th and 90th percentiles based on national and regional databases, (ii) preparing a peer group of banks and provided compensation data for chief executive officers in the peer group, (iii) creating a “market consensus” for base salary and total annual compensation, and (iv) comparing the market consensus for the chief executive officer position with the average, median, 75th and 90th percentiles and the current compensation of the Company’s Chief Executive Officer.

Director Compensation Process

A discussion of the Company’s determination of director compensation is included in the “Director Compensation” section of this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently comprised of Messrs. William M. Rue (Chairman), Frank E. Walsh, III, Charles S. Crow, III and David C. Reed.  The Nominating and Corporate Governance Committee is responsible for recommending for consideration by the Board candidates to serve as directors of the Company as well as the re-election of current directors.  The committee also reviews recommendations from shareholders regarding corporate governance and director candidates.  The procedure for submitting recommendations of director candidates is set forth below under the caption “Selection of Director Candidates.”

In accordance with the marketplace rules of the Nasdaq Global Market, the Nominating and Corporate Governance Committee is currently, and was during 2010, composed entirely of independent, non-management members of the Board of Directors.

The Nominating and Corporate Governance Committee charter is not available to security holders on the Company’s website.  The Nominating and Corporate Governance Committee charter was included as Appendix C to the definitive proxy statement for the Company’s 2010 Annual Meeting of Shareholders filed with the SEC on April 27, 2010.

Selection of Director Candidates

The Nominating and Corporate Governance Committee has established a policy regarding the consideration of director candidates, including those recommended by shareholders.  The Nominating and Corporate Governance Committee, together with the President and other Board members, will from time to time as appropriate identify the need for new Board members.  Particular proposed director candidates who satisfy the criteria set forth below and otherwise qualify for membership on the Board will be identified by the Nominating and Corporate Governance Committee.  In identifying candidates, the Nominating and Corporate Governance Committee will seek input and participation from the President, other Board members, and other appropriate sources, to ensure that all points of view can be considered and the best possible candidates can be identified.  The Nominating and Corporate Governance Committee may also, as appropriate, engage a search firm to assist it in identifying potential candidates. Members of the Nominating and Corporate Governance Committee, the President and other Board members, as appropriate, may personally interview selected director candidates and provide input to the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee will determine which candidate(s) are to be recommended to the Board for approval.

Diversity is one of the factors that the Nominating and Corporate Governance Committee considers in identifying nominees for director. This means that the Nominating and Corporate Governance Committee seeks nominees who bring a variety of business backgrounds, experiences and perspectives to the Board.  We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a broad diversity of experience, professions, skills, geographic representations, knowledge and abilities that will allow the Board to fulfill its responsibilities.  In selecting director nominees the Nominating and Corporate Governance Committee considers all aspects of a potential nominee’s background, including educational background, gender, business and professional experience, and particular skills and other qualities. The goal of the Nominating and Corporate Governance Committee is to identify individuals who will enhance and add valuable perspective to the Board and who will help us capitalize on business opportunities in a challenging and highly competitive market. The Nominating and Corporate Governance Committee has not adopted a formal diversity policy with regard to the selection of director nominees.

Shareholders wishing to submit a director candidate for consideration by the Nominating and Corporate Governance Committee must submit the recommendation to the Nominating and Corporate Governance Committee, c/o President and Chief Executive Officer, 1st Constitution Bancorp, P.O. Box 634, 2650 Route 130 North, Cranbury, New Jersey 08512 in writing, not less than 90 days prior to the first anniversary date of the preceding year’s annual meeting.  The request must be accompanied by the same information concerning the director candidate and the recommending shareholder as described in Article I, Section 9 of the Company’s by-laws for shareholder nominations for director. The Nominating and Corporate Governance Committee may also request any additional background or other information from any director candidate or the recommending shareholder as it may deem appropriate. Nothing above shall limit a shareholder’s right to propose a nominee for director at an annual meeting in accordance with the procedures set forth in the Company’s by-laws.

All directors play a critical role in guiding the Company’s long-term business strategy and in overseeing the management of the Company. Board candidates are considered based on various criteria which may change over time and as the composition of the Board changes. The following factors, at a minimum, are considered by the Nominating and Corporate Governance Committee as part of its review of all director candidates and in recommending potential director candidates to the Board:

•	appropriate mix of educational background, professional background and business experience to make a significant contribution to the overall composition of the Board;

•	global business and social perspective;

•
if the Committee deems it applicable, whether the candidate would be considered a financial expert or financially literate as described in SEC or Nasdaq rules or an audit committee financial expert as defined by the Sarbanes-Oxley Act of 2002;

•
if the Committee deems it applicable, whether the candidate would be considered independent under Nasdaq rules and the Board’s additional independence guidelines set forth in the Company’s Corporate Governance Guidelines;

•	demonstrated character and reputation, both personal and professional, consistent with the image and reputation of the Company;

•	willingness to apply sound and independent business judgment;

•	ability to work productively with the other members of the Board; and

•	availability for the substantial duties and responsibilities of a director of the Company.

Mr. Costas was recommended by the Chief Executive Officer of the Company and was approved by the Nominating and Corporate Governance Committee for inclusion on the Company’s proxy card.

Attendance at Board Meetings, Committee Meetings, and Annual Meetings

In fiscal 2010, the Board of Directors held nine meetings (six of which included a meeting of the Board of Directors of the Bank), the Audit Committee held five meetings, the Compensation Committee held three meetings and the Nominating and Corporate Governance Committee held two meetings.  Each director attended at least 75% of the aggregate meetings of the Board of Directors and the committees of which such director was a member.

Our current director attendance policy provides that unless there are mitigating circumstances, such as medical, family or business emergencies, Board members are expected to participate in all Board meetings and all committee meetings of which the director is a member and to attend the Annual Meeting of Shareholders.  All Board members attended last year’s Annual Meeting of Shareholders.

Executive Sessions of Non-Management Directors

Our Corporate Governance Guidelines adopted in March of 2004 require non-management directors to meet in executive sessions at least two times per year.  At each executive session, the non-management directors will select a director to preside at the meeting.  Six executive sessions of non-management directors were held in 2010.

Shareholder Communications Process

The Board of Directors provides a process for security holders to send communications to the Board.  Information regarding the Company’s process for shareholders to communicate with the Board of Directors and the manner in which such communications are forwarded is available on the Company’s website located at www.1stconstitution.com, under “About Us.”

Code of Business Conduct and Ethics and Corporate Governance Guidelines

The Company has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) which applies to the Company’s Chief Executive Officer and principal financial and accounting officer and to all other Company directors, officers and employees.  The Company filed its Code of Conduct as an exhibit to its 2003 Annual Report on Form 10-K filed with the SEC on March 25, 2004.  The Company will disclose any substantive amendments to, or waivers from, provisions of the Code of Conduct made with respect to the chief executive officer or principal financial and accounting officer in a Current Report on Form 8-K filed with the SEC.

The Company has also adopted Corporate Governance Guidelines which are intended to provide guidelines for the governance of the Company by the Board and its committees.

STOCK OWNERSHIP OF MANAGEMENT
AND PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of the Company common stock as of April 13, 2011, by each director/nominee, by the Company’s named executive officers, by all directors and executive officers as a group, and by any individual or group owning 5% or more of Company common stock, if any.  Except as noted below, the Company knows of no person or group that beneficially owns 5% or more of Company common stock.  Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares of Company common stock.

Name of Beneficial Owner(1)	Amount and nature of beneficial ownership (2)	Percent of Class
Robert F. Mangano	315,530 (3)	6.55%
Frank E. Walsh, III	210,101 (4)	4.37%
William M. Rue	169,997 (5)	3.53%
Joseph M. Reardon	50,668 (6)	1.05%
Charles S. Crow, III	46,291 (7)	*
David C. Reed	12,516 (8)	*
John P. Costas	157,251	3.27%
All Directors and Executives Officers of the Company as a Group (6 Persons)	805,103 (9)	16.62%
___________________
•	Less than 1%

(1)	All correspondence to beneficial owners listed in this table is sent care of the Company to its principal executive office at P.O. Box 634, 2650 Route 130 North, Cranbury, New Jersey 08512.

(2)
The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial interest” set forth in SEC regulations and, accordingly, may include securities owned by or for, among others, the wife and/or minor children of the individual and any other relative who has the same home as the individual, as well as other securities as to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to some of the shares. A person is also deemed to beneficially own shares of Company common stock which such person does not own but has a right to acquire presently or within sixty days after April 6, 2010.  As of April 6, 2010, there were 4,526,107 shares of Company common stock outstanding.

(3)
Includes 239,856 shares owned directly by Mr. Mangano, options to purchase 8,677 shares of Company common stock all of which are currently exercisable, and 66,997 shares of restricted stock issued to Mr. Mangano under the Company’s 2005 Equity Incentive Plan, which may be voted immediately upon grant.

(4)	Includes 13,547 shares owned directly by Mr. Walsh and 196,554 shares of Company common stock owned by Mulligan Holdings, L.P., over which Mr. Walsh may be deemed to have beneficial ownership.

(5)
Includes 97,612 shares owned directly by Mr. Rue, 36,111 shares owned jointly with Mr. Rue’s wife, 31,616 shares held by Mr. Rue’s wife, 3,007 shares held by Charles E. Rue & Sons, Inc., and options to purchase 1,651 shares of Company common stock, all of which are currently exercisable.

(6)
Mr. Reardon owns 20,022 shares directly. The amount in the table also includes options to purchase 22,925 shares of Company common stock, all of which are currently exercisable and 7,721 shares of restricted stock issued to Mr. Reardon under the Company’s 2005 Equity Incentive Plan, which may be voted immediately upon grant.

(7)
Includes 22,128 shares owned directly by Mr. Crow, 20,334 shares of Company common stock held by Crow & Associates Profit Sharing Plan, 3,829 shares of Company common stock held by Crow Family Associates, LLC.

(8)	Includes 9,105 shares owned jointly with Mr. Reed’s wife and options to purchase 3,411 shares that are currently exercisable.

(9)	Includes options to purchase 32,248 shares of Company common stock, all of which are currently exercisable, and 38,807 shares of restricted stock which may be voted immediately upon grant.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act of 1934 requires the Company’s officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC.  Based on a review of the copies of reports furnished to the Company, the Company believes that during the year ended December 31, 2010, all filing requirements applicable to its officers, directors and 10% beneficial owners were met.

DIRECTOR COMPENSATION

The following table details the compensation paid to our non-employee directors for the year ended December 31, 2010.

NON-EMPLOYEE DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)

Charles S. Crow, III	13,500	10,020	--	475	23,995

David C. Reed	9,500	6,680	--	423	16,603

William M. Rue	7,500	1,670	--	584	9,754

Frank E. Walsh, III	7,500	1,670	--	119	9,289
____________________

(1)
The amounts listed in this column reflect the dollar amount recognized for financial statement reporting purposes, calculated in accordance with FASB ASC Topic 718.  A discussion of the assumptions used in calculating these values may be found in Note 1 and Note 15 of the Notes to Consolidated Financial Statements in our 2010 Annual Report on Form 10-K.

No stock awards were outstanding for our directors at the end of fiscal 2010.

(2)
At the end of fiscal 2010, the aggregate number of option awards outstanding for our directors were as follows: Mr. Reed, 3,411 options; and Mr. Rue, 1,651 options.  Neither Mr. Crow and Mr. Walsh had any options outstanding at the end of fiscal 2010.

(3)	The amounts listed in this column reflect the imputed income for our directors under the Directors’ Insurance Plan described in the narrative below.

Processes, Procedures and Rationale

The Compensation Committee periodically reviews the appropriateness and competitiveness of the compensation of non-employee directors.  Subject to approval by the Board of Directors, the Compensation Committee is responsible for establishing policies that govern non-employee director compensation and for implementing, administering and interpreting non-employee director compensation plans, programs and policies.  The Compensation Committee may delegate its authority relating to non-employee director compensation to a subcommittee consisting of one or more members when appropriate.

As part of this process, the Compensation Committee regularly reviews the structure, composition and operation of the Board and its committees and annually asks for comments from all directors concerning the Board’s performance.  The Board also considers the significant amount of time spent by the directors in their duties for the Company.  The Board, in consultation with the Compensation Committee, then determines the form and amount of non-employee directors’ compensation.

Compensation Paid to Board Members

Non-employee directors receive a combination of cash and equity compensation.  Mr. Mangano, currently the only management director on the Board, does not receive any separate compensation for his services as a director.

Cash Compensation

During 2010, non-employee directors of the Company and non-employee directors of the Bank were compensated for services rendered in such capacities at the rate of $500 per Board meeting and $500 per Board committee meeting attended.  Directors serving on the Board of the Company who also serve on the Board of the Bank do not receive additional compensation for attending a Bank Board meeting that is held on a date upon which the director attends a Company Board meeting.

Non-employee directors of the Company are also eligible to participate in the Directors’ Insurance Plan and Messrs. Charles S. Crow, III, William M. Rue, Frank E. Walsh, III and David C. Reed currently participate in the plan.  See “Directors’ Insurance Plan” below.  No cost of this benefit is allocable to any individual director.

Stock Grants

The Company maintains the 1st Constitution Bancorp 2006 Directors Stock Plan, an equity plan for its non-employee directors (which is discussed under the heading “Equity Plans” below) (the “2006 Directors Plan”).  In 2010, each non-employee director received a grant of 200 shares of common stock under the 2006 Directors Plan.  Mr. Crow received a grant of an additional 1,000 shares of common stock for his service as Chairman of the Board. Mr. Reed received a grant of an additional 600 shares of common stock for his service as Chairman of the Audit Committee. Unless the Board determines otherwise at the time of grant, all shares granted under the 2006 Directors Plan vest immediately upon grant.

Directors’ Insurance Plan

The Company adopted the 1st Constitution Bancorp Directors’ Insurance Plan (the “Directors’ Insurance Plan”), which was effective as of October 1, 2002 and amended as of February 19, 2004 and June 16, 2005. The Directors’ Insurance Plan covers all individuals who were members of the Board of Directors of the Company or of the Bank (who were not also employees of the Company or the Bank) on the effective date. Thereafter, members of the Board of Directors of the Company or of the Bank shall become participants in the Directors’ Insurance Plan after completion of ten years of service as a member of the applicable Board of Directors (provided that they are not then employed by the Company or the Bank) or at such earlier time as determined by the Board of Directors of the Company.

Under the Directors’ Insurance Plan, a covered individual is provided with term insurance coverage in the amount of one hundred thousand dollars. Coverage will remain in effect even if the individual’s service as a member of the Board of Directors ceases.

The premiums for the Directors’ Insurance Plan and the Company’s Executive Life Insurance Program (which is discussed below under “Executive Life Insurance Program”) were paid by the Company in October 2002 and supplemented in October 2005.  The Company has all ownership rights to the policies and all cash values thereunder.

The Directors’ Insurance Plan may be amended, suspended or terminated at any time, except that (i) any amendment, suspension or termination of the Directors’ Insurance Plan with respect to a particular director that is not applicable to all other participants does not require the approval of the particular director, and no such amendment, suspension or termination with respect to a particular director shall become effective with respect to the particular director without his or her approval unless “Cause” (as defined in the Directors’ Insurance Plan) exists with respect to a particular director, and (ii) termination may not occur without the consent of an affected director following a “Change of Control” (as defined in the Directors’ Insurance Plan). The Directors’ Insurance Plan may be terminated or suspended (in whole or in part) nevertheless at any time if failure to terminate or suspend the Plan would subject the Company, its officers or its directors to sanctions by a regulatory agency.

EXECUTIVE COMPENSATION

This section of the proxy statement explains our compensation program for our principal executive officer and our other most highly-compensated executive officer, whom we refer to collectively in this proxy statement as our “named executive officers.”  The Company has elected to use the “smaller reporting company” rules issued by the SEC regarding the disclosure of executive compensation.  Under these rules, the Company provides executive compensation disclosure for our named executive officers, including a Summary Compensation Table for the fiscal years ending December 31, 2010 and 2009, an Outstanding Equity Awards at Year End Table and certain narrative disclosures.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the Company’s named executive officers for the fiscal years ended December 31, 2010 and 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (2)	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)
Robert F. Mangano President and	2010	505,000	75,000	238,500	0	67,215 (3)	885,715
CEO	2009	470,000	150,000	198,600	9,780	64,700 (3)	893,080

Joseph M. Reardon Senior Vice President and	2010	172,500	35,000	23,250	8,670	9,453 (4)	248,873
Treasurer	2009	162,500	22,500	49,000	15,375	9,324 (4)	258,699
___________________

(1)
In fiscal 2010, our named executive officers deferred the following amounts into the Company’s 401(k) Plan: Mr. Mangano - $22,000; Mr. Reardon - $12,225.   In fiscal 2009, our named executive officers deferred the following amounts into the Company’s 401(k) Plan: Mr. Mangano - $22,000; Mr. Reardon - $11,526.

(2)
Amounts shown in these columns reflect the aggregate grant date fair value recognized in fiscal 2009 and 2010 for financial statement reporting purposes for restricted stock awards and option awards, as determined in accordance with FASB ASC Topic 718. Additional information concerning our accounting for restricted stock and options granted in 2010 is included in Note 1 and Note 15 of the Notes to Consolidated Financial Statements in our 2010 Annual Report on Form 10-K and additional information concerning our accounting for restricted stock and options granted in 2009 is included in Note 1 and Note 16 of the Notes to Consolidated Financial Statements in our 2009 Annual Report on Form 10-K.

(3)
Includes: (i) the value of the Company’s match of employee contributions under our 401(k) Plan; (ii) imputed income for our executive life insurance program; (iii) the cost to the Company of providing additional long term disability coverage; (iv) the annual cost to the Company of a country club membership; and (v) the value of the Company provided automobile ($36,338).  The Company calculates the aggregate incremental cost to the Company for the provision to Mr. Mangano of the Company provided car as the sum of the total cost of the automobile attributable to the fiscal year, including lease payments, plus maintenance costs, insurance and fuel paid by the Company. This amount has not been reduced to reflect the costs attributable to business use.  Mr. Mangano is taxed on the imputed income attributable to personal use of the Company car and does not receive tax assistance from the Company with respect to these amounts.

(4)
Includes: (i) the value of the Company’s match of employee contributions under our 401(k) Plan; (ii) imputed income for our executive life insurance program; and (iii) the value of an automobile reimbursement allowance.

Employment Agreement

On February 22, 2005, the Company, upon the authorization of the Compensation Committee, entered into a three-year employment agreement with Robert F. Mangano (the “2005 Employment Agreement”), effective as of January 1, 2005, which replaced Mr. Mangano’s prior employment agreement with the Company, dated as of April 22, 1999.

In connection with the Company’s participation in the Troubled Asset Relief Program Capital Purchase Program under the Emergency Economic Stabilization Act of 2008 (“TARP”), Mr. Mangano entered into a letter agreement with the Company dated November 5, 2009, whereby Mr. Mangano agreed to amend the 2005 Employment Agreement to reflect the restrictions contained in the agreement related to severance payments, tax-gross up payments and bonus, retention award or other incentive compensation during the period in which all of the outstanding shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B (“Preferred Stock Series B”) was held by United States Department of the Treasury (the “Treasury”).

On July 12, 2010, the Company, upon the authorization of the Compensation Committee, entered into a three-year employment agreement with Mr. Mangano (the “2010 Employment Agreement”), commencing as of July 1, 2010, which replaced the 2005 Employment Agreement.  The terms of the 2010 Employment Agreement are substantially similar to those of the 2005 Employment Agreement, with the exception of modifications to the term of the agreement, Mr. Mangano’s base salary, the definition of “Good Reason” and the manner of payment of any termination benefit due to Mr. Mangano, each as described below.

The 2010 Employment Agreement is subject to automatic one year extensions but may not be extended beyond Mr. Mangano’s seventieth (70th) birthday. Pursuant to the terms of the 2005 Employment Agreement, Mr. Mangano was entitled to a base salary of at least $330,000, subject to annual upward adjustments, plus a cash bonus not to exceed 50% of his base salary.  Pursuant to the terms of the 2010 Employment Agreement, Mr. Mangano continues to serve as the President and Chief Executive Officer, and as a director, of each of the Company and the Bank, and

•	will receive an annual base salary for 2011 of at least $550,000, plus a cash bonus not to exceed 50% of his base salary;

•	will participate in the Company’s stock equity plans on at least an annual basis;

•
is entitled to participate in the employee benefit plans maintained by the Company and the Bank, including the 401(k) program, the medical insurance and reimbursement program, the group term life insurance program, the group disability program, and the Company’s 2005 Supplemental Executive Retirement Plan; and

•
is entitled to reimbursement for reasonable out-of-pocket business expenses, the use of an automobile, a country club membership and reimbursement for reasonable moving costs associated with his relocation to the market area of the Bank.

Under the 2010 Employment Agreement, Mr. Mangano is also entitled to receive the severance and other termination benefits described under the heading “Termination of Employment and Change in Control Arrangements” in this proxy statement.

Mr. Mangano will be subject to a restrictive covenant upon termination.  Pursuant to the restrictive covenant, Mr. Mangano may not, for one year following the termination or discontinuation of his employment or during the remaining term of the 2010 Employment Agreement, serve as an officer, director or employee of any community bank, savings association or mortgage company with principal offices in Middlesex, Mercer or Somerset County, New Jersey, and which offers products and/or services from offices in Middlesex, Mercer or Somerset County, New Jersey that compete with those offered by the Bank.

The 2010 Employment Agreement provides that no payments will be made to Mr. Mangano if such payment would violate the rules in effect under TARP and that no bonuses to Mr. Mangano will be awarded during the period in which the Company is subject to compensation limitations by virtue of Company’s participation in TARP, except to the extent permitted thereunder. On October 27, 2010, the Company repurchased from the Treasury all of the outstanding shares of the Preferred Stock Series B.

Executive Life Insurance Program

The Company entered into a life insurance arrangement with several executives, including our named executive officers, in 2002.  Under the terms of the individual life insurance agreements, the covered employees obtain current life insurance protection while employed, and cash value accumulates under the underlying policies.  In the event that a covered employee terminates employment with the Company, then coverage and all rights of the employee under the agreement and the policies cease, unless the employee had both attained age 60 and completed 10 years of service with the Company (including years of service prior to implementation of the agreements) at the time of termination of employment, in which case coverage will remain in effect until death.  In the event of a change of control (as defined in the agreements) prior to termination of employment, coverage will remain in effect until death.  Coverage will cease in the event of termination of employment for cause (as defined in the agreements).  The Company pays all premiums with respect to the policies.

The Company owns the policies and all cash values thereunder.  Upon the death of the covered employee, if the agreement is still in effect, the death proceeds will be used by the Company to pay to the insured’s beneficiary an amount equal to three times the covered employee’s base annual salary (not including bonus or other forms of compensation) in effect at the time of his or her death or retirement, minus amounts payable by reason of any other group term insurance coverage provided by the Company.  The Company is entitled to all other amounts payable under the policies.  During 2010, Messrs. Mangano and Reardon were parties to these agreements. At December 31, 2010, the death benefit under Mr. Mangano’s policy was $1,465,000 and the death benefit payable under Mr. Reardon’s policy was $467,500.

Perquisites and Other Personal Benefits

Our named executive officers receive certain personal benefits in connection with their employment with the Company.  To facilitate the business-related travel of our chief executive officer, the Company provided Mr. Mangano with a late-model automobile, which he continues to use for this purpose.  In addition, the Company pays for the operation and maintenance of this automobile, which is valued at the cost to the Company.  Mr. Reardon receives an automobile reimbursement allowance.  Mr. Mangano also was reimbursed for a golf club membership and a social membership at a country club located near the Company’s main office, which facilities are used by Mr. Mangano for business meetings from time to time.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

		Option Awards(1)			Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Robert F. Mangano
	2,728	0	$15.18	12/15/15	614 (2.A)	$5,256
	2,599	0	$14.60	12/21/16	920 (2.B)	$7,875
	1,962	491	$11.83	12/20/17	4,052 (2.C)	$34,685
	1,388	2,084	$9.07	01/02/19	11,025 (2.D)	$94,374
					11,025 (2.E)	$94,374
					10,500 (2.F)	$89,880
					21,000 (2.G)	$179,760
					7,860 (2.H)	$67,282

Joseph M. Reardon
	1,651	0	$6.53	12/20/11	767 (2.I)	$6,566
	1,576	0	$6.26	07/18/12	1,737 (2.J)	$14,869
	3,157	0	$8.77	12/19/12	2,067 (2.K)	$17,694
	3,007	0	$9.76	12/19/13	3,150 (2.L)	$26,964
	2,866	0	$12.68	12/16/14
	2,728	0	$15.18	12/15/15
	2,599	0	$14.60	12/21/16
	980	246	$13.02	08/08/17
	1,472	367	$11.84	12/20/17
	1,157	1,736	$9.06	01/02/19
	1,102	1,654	$7.48	08/05/19
	630	2,520	$7.67	12/13/20

___________________
(1)
All option awards reflected in these columns either vested or will vest in 20% annual increments, with the first 20% vesting on the date of grant and the remaining options vesting in equal annual installments on the anniversary date of grant over the next four years of the ten year option term.

(2)
All stock awards reflected in these columns, except those granted to Mr. Mangano on or after February 11, 2009 until October 27, 2010, represent restricted stock grants, which either vested or will vest in 25% annual increments, with the first 25% vesting one year from the date of grant and the remaining restricted stock vesting in equal annual installments on the anniversary date of grant over the next three years. Stock awards granted to Mr. Mangano on or after February 11, 2009 until October 27, 2010 vest 50% on the day following the second anniversary of the date of grant and 25% on each of the third and fourth anniversary of the date of grant.  Vested shares are subject to certain transferability restrictions.  The following table provides the grant date for each restricted stock award reflected above.

Footnote Reference	Grant Date
2.A	08/08/07
2.B	12/20/07
2.C	01/02/09
2.D	08/05/09
2.E	12/17/09
2.F	07/08/10
2.G	12/13/09
2.H	01/05/11
2.I	08/08/07
2.J	01/02/09
2.K	08/05/09
2.L	07/08/10

Equity Plans

2006 Directors Stock Plan

The 1st Constitution Bancorp 2006 Directors Stock Plan (the “2006 Directors Plan”) was adopted by the Board of Directors of the Company on March 23, 2006 and was approved by the shareholders on May 18, 2006.  The 2006 Directors Plan is administered by the Compensation Committee, which determines the terms of each grant under the plan.

Under the 2006 Directors Plan, the Company may grant participants stock options or shares of restricted stock relating to an aggregate maximum of 58,989 shares of the Company’s common stock.  Awards may be granted under the 2006 Directors Plan only to non-employee directors of the Company or directors of any of the Company’s subsidiaries or affiliates.

The exercise price of options granted under the 2006 Directors Plan must equal at least the fair market value of the Company common stock at the time of grant. The number of shares of Company common stock covered by the 2006 Directors Plan, and the amount and grant price for each award, shall be proportionally adjusted for any increase or decrease in the number of issued shares of Company common stock resulting from the subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of shares effected without receipt of consideration by the Company.

Except as otherwise determined by the Board, upon termination of service as a director during the applicable restriction period, restricted stock that is at that time subject to restrictions will be forfeited and reacquired by the Company, except that the Board may, in its sole determination, waive the restrictions or forfeiture conditions relating to restricted stock.

As of March 10, 2011, there were no options to purchase shares of Company common stock and grants of 10,332 restricted shares of Company common stock (as adjusted for all stock dividends) outstanding under the 2006 Directors Plan.

2005 Equity Incentive Plan

The 1st Constitution Bancorp 2005 Equity Incentive Plan (the “2005 Plan”) was adopted by the Board of Directors of the Company on February 17, 2005 and was approved by the shareholders on May 19, 2005.

The 2005 Plan is administered by the Compensation Committee, which determines the terms of each grant under the plan.  Under the 2005 Plan, the Company may grant participants stock options, restricted stock, or other awards determined by the Compensation Committee relating to an aggregate maximum of 371,631 shares of the Company’s common stock, as adjusted through the date hereof, subject to future adjustment. Participants are limited in any year to awards under the Plan relating to no more than 21,200 shares per type of award (that is, options, restricted stock, and other awards), plus the amount of the participant’s unused annual limit relating to the same type of award as of the close of the previous year, subject to future adjustment.

Awards may be granted under the 2005 Plan to employees of the Company or any subsidiary or affiliate, including any executive officer or employee director of the Company, a consultant or other person who provides substantial services to the Company or a subsidiary or affiliate, and any person who has been offered employment by the Company or a subsidiary or affiliate, provided that such prospective employee may not receive any payment or exercise any right relating to an award until such person has commenced employment with the Company or a subsidiary or affiliate. Non-employee directors are not eligible to participate in the 2005 Plan.

The exercise price of options granted under the 2005 Plan must equal the fair market value of the Company common stock at the time of grant, and the term of any option cannot exceed 10 years after the date of the grant. The number of shares of Company common stock covered by the 2005 Plan, and the amount and grant price for each award, shall be proportionally adjusted for any increase or decrease in the number of issued shares of Company common stock resulting from the subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of shares effected without receipt of consideration by the Company.

As of March 10, 2011, there were 78,589 options to purchase shares of Company common stock and grants of 147,185 restricted shares of Company common stock (as adjusted for all stock dividends) outstanding under the 2005 Plan.

2000 Employee Stock Option and Restricted Stock Plan

The 2000 Employee Stock Option and Restricted Stock Plan (the “2000 Plan”) was adopted by the Board of Directors of the Company and approved by the shareholders of the Company in April 2000. Under the 2000 Plan, the Company may issue stock options for up to 596,610 shares of its common stock, as adjusted through the date hereof, subject to future adjustment to eligible employees, independent contractors, agents and consultants of the Company and its subsidiaries, but excluding non-employee directors of the Company, to aid in attracting and retaining employees, independent contractors, agents and consultants, and to closely align their interests with those of shareholders. The Company may also issue shares of Company restricted common stock under the 2000 Plan as a bonus to any employee for such consideration as determined by the committee in accordance with applicable laws.

The 2000 Plan is administered by the Compensation Committee, which determines the terms of each grant under the 2000 Plan. Under the 2000 Plan, the option price must equal the fair market value of the Company common stock at the time of grant, and the term of any option cannot exceed 10 years after the date of the grant. The number of shares of Company common stock covered by the 2000 Plan, and the amount and option price for each outstanding option, shall be proportionally adjusted for any increase or decrease in the number of issued shares of Company common stock resulting from the subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of shares effected without receipt of consideration by the Company.

As of March 10, 2011, there were 61,455 options to purchase shares of Company common stock (as adjusted for all stock dividends) outstanding under the 2000 Plan and grants of 71,571 restricted shares of Company common stock, subject to vesting based on continued service, outstanding under the 2000 Plan.  No grants were made under the 2000 Plan during 2010.

Directors Plan

The Board of Directors of the Company adopted a Directors Stock Option and Restricted Stock Plan for non-employee directors (the “Directors Plan”) on March 23, 2006 and the Directors Plan was approved by the shareholders in May 2006. The Directors Plan provides for options to purchase a total of not more than 147,743 shares of Company common stock by non-employee directors of the Company and its subsidiaries, including the Bank. As of March 10, 2011, there were 16,199 options to purchase shares of Company common stock (as adjusted for all stock dividends) outstanding under the Directors Plan.

The Directors Plan is administered by the Compensation Committee, which determines the terms of each grant under such Directors Plan. Under the Directors Plan, the option price must equal the fair market value of the Company common stock at the time of grant, and the term of any option cannot exceed 10 years from the date of the grant. The number of shares of Company common stock covered by the Directors Plan, and the amount and option price for each outstanding option shall be proportionally adjusted for any increase or decrease in the number of issued shares of Company common stock resulting from the subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of shares effected without receipt of consideration by the Company.

Upon the approval by the shareholders of the Company’s 2006 Directors Stock Plan at the 2006 Annual Meeting of Shareholders, the Directors Plan was discontinued and, as of such time, no further awards may be made under the Directors Plan.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

Supplemental Executive Retirement Plans

The Company maintains two Supplemental Executive Retirement Plans.  The 1st Constitution Bancorp Supplemental Executive Retirement Plan was established on October 1, 2002 (“Old SERP”), and the 1st Constitution Bancorp 2005 Supplemental Executive Retirement Plan was established as of January 1, 2005 (the “New SERP” and, collectively with the Old SERP, the “SERPS”).  The SERPS provide nonqualified pension benefits to certain executives who have been appointed by the Compensation Committee.

Under the SERPS, a participant vests in his benefits at a rate of 10% for each full year of service with the Company.  Upon completing 10 years of service, a participant is 100% vested in his benefits under the SERPS.  Notwithstanding the foregoing, a participant will become 100% vested in his benefits upon his normal retirement date, death or disability while he is employed with the Company, or upon a change in control.  If a participant is terminated for cause, all of his benefits under the SERPS will be forfeited.  The Board, in its sole discretion, has the ability to accelerate the vesting of the pension benefit payable to any participant of the New SERP.

On December 21, 2006, our Board approved an amendment that had the effect of freezing the Old SERP effective as of December 31, 2004.  The Company concurrently adopted the New SERP, effective as of January 1, 2005, which is administered by our Compensation Committee.  All unvested benefit liabilities were transferred to the New SERP.  Executives employed by the Company and/or the Bank who are designated by the Compensation Committee as participants are eligible to participate in the New SERP.  At the time that the Old SERP was frozen, Mr. Mangano and Mr. Reardon were participants.  Mr. Mangano and Mr. Reardon are both fully vested in their respective benefits under the SERPS.  In connection with the SERPS, for 2010 and 2009, respectively, the Company incurred expenses of $499,764 and $473,924 for Mr. Mangano and $56,818 and $52,133 for Mr. Reardon, which amounts are not reflected in the Summary Compensation Table above.   Future participants could be added to the New SERP by future action of the Compensation Committee.

The Company’s primary rationale for freezing the Old SERP and adopting the New SERP was to make our supplemental executive retirement plan fully compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Failure to comply with Section 409A would have resulted in adverse tax consequences for the plan’s participants.

The New SERP also increased the annual nonqualified pension benefit that certain current participants will be entitled to receive following termination of employment.  The New SERP benefit is generally equal to the participant’s final base compensation, multiplied by a multiplier percentage selected for such participant by the Committee. Benefits under the New SERP are offset by benefits accrued under the Old SERP.

A participant’s benefits under the SERPS as of his normal retirement date (65th birthday) is equal to the percentage multiplier established by the Committee for each participant times the participant’s final base compensation.  The percentage multiplier used to calculate benefits under the old SERP is 50% and 25% for Mr. Mangano and Mr. Reardon, respectively. The percentage multiplier used to calculate benefits under the New SERP is 55% and 30% for Mr. Mangano and Mr. Reardon, respectively. Final base compensation means a participant’s highest annual rate of base compensation in effect for the twelve month period prior to his termination from employment.  Bonuses, overtime pay, commissions, other extraordinary payments, reimbursements or other expense allowances, equity compensation, fringe benefits (cash and non-cash), moving expenses, deferred compensation, and welfare benefits are excluded, and amounts contributed to the Company’s 401(k) plan and cafeteria plan are included in the determination of final base compensation.  Notwithstanding the foregoing, if a participant dies while employed by the Company before age 65 and before a change in control, final base compensation will be determined as of the date of death, as adjusted by 4% annual increases until age 65.

Mr. Reardon, who is age 58, has not reached his normal retirement date.  If a participant terminates employment with the Company before his normal retirement date (for reasons other than death, death disability or a change in control), his normal retirement benefits under the SERPS will be reduced by 5% for each full and partial year that his termination date precedes his normal retirement date.  Upon a change in control, the participant’s benefit under the SERPS will be reduced by 5% for each year (or a portion thereof) by which the payment commencement date precedes his 65th birthday.

Generally, a participant elects a form of payment at the time they become eligible to participate in the SERPS.  In the event that a participant commences payment of his benefit under the SERPS at or following age 65 (or following a change of control), the participant will be entitled to a lifetime annuity with a 15-year minimum guaranteed payout period, or a lump sum that is the actuarial equivalent thereof.  For payments commencing prior to age 65 (assuming no change of control), the participant will be entitled to a 15-year guarantee payout (but without a life annuity), or a lump sum that is the actuarial equivalent thereof.

If a participant terminates employment as a result of becoming disabled, he will be entitled to an unreduced benefit commencing on his normal retirement date.  The benefit under the SERPS will be paid as a lifetime annuity with a 15-year minimum guaranteed payout period.

If a participant dies before payment of his benefits under the SERPS commence and while employed with the Company or after separating from service with the Company as a result of disability, his beneficiary will receive a lump sum payment equal to the actuarial equivalent of the benefits payable at the participant’s normal retirement date.  If a participant dies after payment of his benefits under the SERPS have commenced, his beneficiary will receive a lump sum payment equal to the actuarial equivalent of the remaining benefits.

Lump sum payments are equal to the amount of the monthly annuity multiplied by a factor derived from the actuarial equivalent factors (mortality table and interest rate).  These factors are determined by the Committee and are based upon market conditions.  Currently, the mortality table being used is the RP-2000 Annuity Mortality Table and the interest rate is 6%.

Payments from the New SERP may be delayed upon a participant’s termination of employment, in accordance with Section 409A of the Internal Revenue Code.

Change in Control Payments and Benefits

As discussed in more detail in the narrative following the Summary Compensation Table of this proxy statement, the Company has entered into the employment agreements with Mr. Mangano which contain change in control provisions.  Additionally, we have a written change of control agreement with Mr. Reardon.  Under these agreements, these executives are entitled to certain payments and benefits upon the occurrence of certain triggering events that result in the executive’s termination.

In connection with the Company’s participation in TARP, both Mr. Mangano and Mr. Reardon entered into letter agreements with the Company, whereby both Mr. Mangano and Mr. Reardon agreed to amend their respective agreements to reflect, among other things, the restriction of the payment of severance payments to them during the period in which all of the outstanding shares of the Company’s Preferred Stock Series B was held by the Treasury.  Further, Mr. Mangano’s 2010 Employment Agreement provides that no payments will be made to Mr. Mangano if such payment would violate the rules in effect under TARP during the period in which the Company is subject to compensation limitations by virtue of Company’s participation in TARP, except to the extent permitted thereunder. On October 27, 2010, the Company repurchased from the Treasury all of the outstanding shares of the Preferred Stock Series B.

Mr. Mangano’s current and prior employment agreements provide for a lump-sum payment and other benefits to Mr. Mangano if he is terminated within 12 months after a change in control for reasons other than for cause, death or disability or if Mr. Mangano terminates his employment for any reason.  Mr. Mangano’s 2010 Employment Agreement also provides for the payment of a lump-sum payment and other benefits to Mr. Mangano if he is terminated other than for cause or quits for “good reason.”

Mr. Reardon’s change of control agreement provides for the continued payment of his base salary for a period of 18 months if he is terminated within 18 months after a change in control for reasons other than for cause, death, disability or retirement or if Mr. Reardon terminates his employment for good reason.   In addition, the vesting schedule of Mr. Reardon’s benefits under the SERPS will accelerate to provide immediate and full vesting upon a change in control.

Also, under the terms of the 2005 Plan, occurrence of a change in control (as defined in the 2005 Plan) results in immediate acceleration of vesting and exercisability of unvested stock options, and accelerated vesting of restricted stock awards, even if termination of employment has not occurred. This “single trigger” acceleration assures the named executive officers that we cannot claim that the option or restricted stock award expired on termination of employment.

Our named executive officers are not generally entitled to receive any incremental payments or benefits if the officer voluntarily initiates the termination of employment with the Company.

We have these agreements with our named executive officers because we want to retain their services in case a change in control becomes a possibility. Often when this happens, executives become distracted by personal concerns about how they will be affected by the change. Our agreements provide financial security in the face of a possible major event requiring our named executive officers’ concentrated efforts.

With this in mind, we have structured the occurrence of a change in control in Mr. Mangano’s employment agreement, Mr. Reardon’s change of control agreement and Mr. Reardon’s New SERP using a very broad definition of that term. The events defined in the agreement as changes of control are as follows:

•
Outsider stock accumulation. Under Mr. Mangano’s current and prior employment agreements, a change in control is generally deemed to occur if a person or business entity acquires more than 35% of our common stock.  Under Mr. Reardon’s New SERP, a change in control is generally deemed to occur if a person or business entity acquires 50% or more of our common stock.

•
Outsider tender/exchange offer. Under Mr. Mangano’s current and prior employment agreements, a change in control is generally deemed to occur upon the first purchase of our common stock made under a tender offer or exchange offer by a person or entity that is not our “affiliate.”  This does not apply to Mr. Reardon’s change of control agreement or his New SERP.

•
Business combination transaction. Under Mr. Mangano’s current and prior employment agreements, a change in control is generally deemed to occur if our shareholders approve a merger or consolidation with another company, other than a merger or consolidation where the Company is the surviving entity, and the merger or consolidation does not result in the reclassification or reorganization of shares or a change the composition of the Board, other than the addition of not more than three additional directors.  Under Mr. Reardon’s change of control agreement, a change in control is generally deemed to occur if we complete a merger or consolidation, or a binding share exchange involving the Company’s securities, other than any transaction where the Company’s securities would represent at least 66 2/3% of the voting securities of the surviving entity.  Under Mr. Reardon’s New SERP, a change in control is generally deemed to occur if we complete a merger or consolidation, or a binding share exchange involving the Company’s securities, other than any transaction where the Company’s securities would represent at least 50% of the voting securities of the surviving entity.

•	Asset sale. A change in control is generally deemed to occur if our shareholders approve a sale or disposition of all or substantially all of our assets, or those of our banking subsidiary.

•	Dissolution/Liquidation. A change in control is generally deemed to occur if we adopt a plan of dissolution or liquidation.

•
Board turnover. A change in control is generally deemed to occur if we experience a substantial and rapid turnover in the membership of our Board of Directors. This means that changes in Board membership occurring within any period of 2 consecutive years result in, under Mr. Mangano’s current and prior employment agreements, two-thirds (2/3) of our Board members not being “continuing directors,” and under Mr. Reardon’s change of control agreement and his New SERP, a majority of our Board members not being continuing directors.  A “continuing director” is a Board member who was serving as such at the beginning of the 2-year period, or one who was nominated or elected by the vote of at least 2/3 of the “continuing directors” who were serving at the time of his/her nomination or election.

•
Controlling influence.  A change in control is generally deemed to occur if under Mr. Mangano’s current and prior employment agreements, any person or group within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act exercises a controlling influence over the management or policies of the Company.  This does not apply to Mr. Reardon’s change of control agreement or his New SERP.

•
Control of election.  A change in control is generally deemed to occur under Mr. Mangano’s current and prior employment agreements if any person acquires either directly or indirectly control over the election of a majority of the Company’s directors.  This does not apply to Mr. Reardon’s change of control agreement or his New SERP.

 “Cause” for termination of a named executive officer’s employment means a conviction of a felony or a lesser criminal offense involving moral turpitude, the willful commission of an act that, in the Board’s judgment causes or will likely cause substantial economic damage to the Company or injury to the business reputation of the Company, the commission of an act of fraud in the performance of the named executive officer’s duties, a failure by the named executive officer to perform employment duties, or an order of a federal or state regulatory agency or court of competent jurisdiction requirement the termination of the employment of the named executive officer.

Under Mr. Mangano’s current and prior employment agreements, “good reason” includes any of the following actions by us:

•	We materially reduce Mr. Mangano’s responsibilities or authority (including reporting responsibilities);

•	We materially reduce Mr. Mangano’s base salary or benefits; or

•	We materially breach the Mangano Employment Agreement and that breach is not cured within 30 days after he notifies the Company of the breach.

Under the 2010 Employment Agreement for Mr. Mangano, “good reason” includes any of the following actions by us:

•	We require Mr. Mangano to change the location at which he must perform his services to the Company; or

•	We assign Mr. Mangano duties and responsibilities that constitute a material diminution as compared to those previously assigned to him.

Under the 2005 Employment Agreement for Mr. Mangano, “good reason” had included any of the following actions by us:

•	We require Mr. Mangano to move his personal residence out of the Bank’s geographic area; or

•	We assign Mr. Mangano duties and responsibilities substantially inconsistent with those normally associated with his position.

For Mr. Reardon, “good reason” means any of the following actions by us:

•	We significantly reduce Mr. Reardon’s authority or responsibility;

•	We assign Mr. Reardon duties that are materially different or require a significant increase in travel;

•	We reduce Mr. Reardon’s base salary or fail to grant reasonable increases in base salary;

•	We relocate the Company’s principal offices to a location outside the State of New Jersey; or

•	A successor to the Company fails to assume the agreement.

Under Mr. Mangano’s current and prior employment agreements, if Mr. Mangano is terminated without cause, or quits for any reason, within 12 months after a change in control, Mr. Mangano becomes entitled to a benefit of a lump sum amount equal to three times the aggregate of his then base salary plus a projected annual cash bonus, to be paid in one lump sum within 10 days after termination, except that such payment may be delayed until the first day of the seventh month after termination, as may be required by Section 409A of the Internal Revenue Code.

Under Mr. Mangano’s current and prior employment agreements, if Mr. Mangano is terminated without cause, or quits for good reason, other than in the 12-month period following a change in control, Mr. Mangano becomes entitled to a benefit equal to double the aggregate of his base salary plus any appropriate cash bonus on an annual basis at the rate then in effect.  Under Mr. Mangano’s 2010 Employment Agreement, this amount is payable in one lump sum within 10 days after the termination, except that such payment may be delayed until the first day of the seventh month after termination, as may be required by Section 409A of the Internal Revenue Code.  Under Mr. Mangano’s 2005 Employment Agreement, this amount was payable in equal consecutive monthly payments, or in one lump sum within 10 days after the termination, at the discretion of the Company.

In the event that any severance payments would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Mr. Mangano as a result of such excise tax, Mr. Mangano will be entitled to receive a gross-up to offset any such amounts.  This is an additional payment by us to the named executive officer to offset the excise tax the named executive officer has to pay, as well as any tax on the “gross-up” payment itself.

Under Mr. Reardon’s change of control agreement,  if he is terminated without cause, or quits for good reason, within 18 months after a change in control, Mr. Reardon becomes entitled to a benefit amount of 18 monthly payments equal to one-twelfth of his highest base salary that he received in the 12 months prior to such termination.  If payments under Mr. Reardon’s change of control agreement would not be deductible in whole or in part under Section 280G or 162(m) of the Internal Revenue Code, or any combination thereof, such payments will be reduced until the payments are either fully deductible or are reduced to zero.

Mr. Reardon’s benefits under the SERPS will immediately and fully vest, to the extent they have not already vested, upon a change in control.  Under the terms of the SERPS, Mr. Reardon earns the right to an annual nonqualified pension benefit to be paid following termination of employment, subject to a vesting schedule. Mr. Reardon’s SERPS benefit is generally equal to his final base compensation, multiplied by a multiplier of 30%. Final base compensation is generally equal to Mr. Reardon’s highest annual rate of base compensation in effect during the twelve month period prior to termination of employment. In the event that Mr. Reardon, who is currently age 56, terminates employment prior to age 65 (for reasons other than disability, death or change in control, then the SERPS benefit is reduced by 5% for each full or partial year by which the Mr. Reardon’s termination date precedes his attainment of age 65.

CERTAIN TRANSACTIONS WITH MANAGEMENT

Transactions with Related Persons

The Company, through its subsidiary, the Bank, has made loans to its directors and executive officers and their associates and, assuming continued compliance with generally applicable credit standards, it expects to continue to make such loans. All of these loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2010, the Bank had total loans and loan commitments outstanding to directors and executive officers and their affiliates of $3,368,786, or approximately 6.8% of total shareholder’s equity at that date.  As of December 31, 2010, no director or executive officer of the Company or their affiliates was in default under any loan transaction with the Company or the Bank.

The Board has determined that other than the transactions described in the preceding paragraph, no transactions occurred since the beginning of 2009 involving any director, director nominee or executive officer of the Company, any known 5% shareholder of the Company or any immediate family member of any of the foregoing persons (together “related persons”) that would require disclosure as a “related person transaction”.

SHAREHOLDER PROPOSALS

New Jersey corporate law requires that the notice of shareholders’ meeting (for either a regular or special meeting) specify the purpose or purposes of the meeting. Thus any substantive proposal, including shareholder proposals, must be referred to in the Company’s notice of shareholders’ meeting for the proposal to be properly considered at a shareholders’ meeting.

Proposals of shareholders which are eligible under the rules of the Securities and Exchange Commission to be included in the Company’s 2012 proxy materials must be received by the Corporate Secretary of the Company no later than December 28, 2011.

If the Company changes the date of its 2012 annual meeting of shareholders to a date more than 30 days from the anniversary of the date of its 2011 Annual Meeting, then the deadline for submission of shareholder proposals will be changed to a reasonable time before the Company begins to print and mail its proxy materials. If the Company changes the date of its annual meeting in a manner that alters the deadline, the Company will so state under Part II, Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change, or will notify its shareholders by another reasonable method.

Under our bylaws, written notice of shareholder nominations to the Board of Directors must be delivered to the Company’s Secretary not less than 90 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. Accordingly, any shareholder who wishes to have a nomination considered at the 2012 annual meeting of shareholders must deliver a written notice (containing the information specified in our bylaws regarding the shareholder and the proposed action) to the Company’s Secretary by February 26, 2012.

OTHER MATTERS

As of the date of this proxy statement, the Board is not aware of any other matters that may come before the Annual Meeting. However, in the event such other matters come before the meeting, the persons named on the white proxy card will have the discretion to vote on those matters using their best judgment.

Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board, and return it in the enclosed envelope.

By Order of the Board of Directors

ROBERT F. MANGANO
President and Chief Executive Officer

A copy of the annual report to shareholders for the fiscal year ended December 31, 2010 accompanies this proxy statement.  The annual report is a combined report with the Company’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2010 filed with the Securities and Exchange Commission.  The Company will provide copies of the exhibits to the Form 10-K upon payment of a reasonable fee, upon receipt of a request addressed to the Corporate Secretary, 1st Constitution Bancorp, 2650 Route 130 North, Cranbury, New Jersey 08512.

1ST CONSTITUTION BANCORP

Proxy Solicited on Behalf of the Board of Directors
for the Annual Meeting of Shareholders on May 26, 2011

The undersigned hereby appoints David C. Reed and Joseph M. Reardon and each of them, with full power of substitution, as attorneys and proxies for the undersigned, to attend the 2011 Annual Meeting of Shareholders of 1st Constitution Bancorp (the “Company”), to be held at the Forsgate Country Club, 375 Forsgate Drive, Monroe Township, New Jersey, on May 26, 2011, at 3:00 p.m. Eastern Time, or any adjournment thereof, and to vote the number of shares of common stock of the Company that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows:

1.	The election of the following nominee as director of the Company: John P. Costas	For ☐	Withhold ☐
	The election of the following nominee as director of the Company: Robert F. Mangano	For ☐	Withhold ☐

2.	The ratification of the selection of ParenteBeard LLC as independent registered public accounting firm of the Company for the Company’s 2011 fiscal year.	For ☐	Against ☐	Abstain ☐

3.	In their discretion, on the conduct of other business if properly raised.

If this proxy is properly signed and is not revoked, the proxies will vote as specified herein or, if a choice is not specified, they will vote “FOR” the nominees listed in Item 1, “FOR” the proposal set forth in Item 2, and in their discretion on the conduct of other business if properly raised.

This proxy is solicited by the Board of Directors of the Company.

Please sign exactly as your names appear hereon, indicating, where proper, official position or representative capacity.

Date:	, 2011

(Signatures)